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EXHIBIT 23



                        Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of City Holding Company of our report dated March 1, 2000, included in the 1999 Annual Report to Shareholders of City Holding Company.

We also consent to the incorporation by reference in the Registration Statements (Form S-3, Number 33-38391, Form S-8, Number 33-38269, and Form S-8, Number 33-62738) pertaining to the Dividend Reinvestment and Stock Purchase Plan, the Profit-Sharing and 401(k) Plan, and the 1993 Stock Incentive Plan, respectively, of City Holding Company and in the related Prospectuses of our report dated March 1, 2000, with respect to the consolidated financial statements of City Holding Company incorporated by reference in this Annual Report on Form 10-K for the year ended December 31, 1999.


                                                     /s/ Ernst & Young LLP

Charleston, West Virginia
April 10, 2000